EXHIBIT 21

NAME	JURISDICTION OF ORGANIZATION
OMR Systems Corporation	New Jersey
Financial Models Holdings, Inc.	Delaware
Financial Models Company Ltd.	New York
SS&C Fund Administration Services LLC	New York
OMR Systems International, Ltd.	New Jersey
Financial Interactive, Inc.	California
Open Information Systems, Inc.	Connecticut
Cogent Management Inc.	New York
SAVID International Inc.	New Jersey
The SAVID Group, Inc.	New York
The Brookside Corporation	Rhode Island
3105198 Nova Scotia Company	Nova Scotia
SS&C Technologies Canada Corp.	Nova Scotia
Financial Models Corporation Limited	United Kingdom
Financial Models Corporation B.V.	Netherlands
FMC Global Investments Limited	Barbados
SS&C Technologies Australia Pty Ltd.	Australia
SS&C Technologies Limited	United Kingdom
SS&C Technologies Sdn. Bhd.	Malaysia
SS&C Technologies, KK	Japan
SS&C Technologies B.V.	Netherlands
SS&C Technologies (s) Pte Ltd	Singapore
OMR Systems United Kingdom	United Kingdom
OMR Systems S.A.R.L.	France
SS&C Fund Services N.V.	Netherlands Antilles
SS&C Fund Services (B.V.I.) Limited	British Virgin Islands
HC Investments Ltd.	British Virgin Islands
SS&C (Bahamas) Ltd.	Bahamas
SS&C Technologies Ireland Ltd.	Ireland